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                                                                    Exhibit 4.55

September 8, 2005

Pine Valley Mining Corporation
Suite 501 -- 535 Thurlow Street
Vancouver, B.C. V6E 3L2

Falls Mountain Coal Inc.
Suite 501 -- 535 Thurlow Street
Vancouver, B.C. V6E 3L2

Pine Valley Coal Ltd.
Suite 501 -- 535 Thurlow Street
Vancouver, B.C. V6E 3L2

Attention: Mr. Jeff Fehn and Mr. Graham Mackenzie

RE: ROYAL BANK OF CANADA OFFER TO PINE VALLEY MINING CORPORATION, FALLS MOUNTAIN COAL INC., AND PINE VALLEY COAL LTD. OF REVOLVING WORKING CAPITAL CREDIT FACILITY OF UP TO $20,000,000

Dear Sirs:

Royal Bank Asset Based Finance, a division of Royal Bank of Canada the "BANK") is pleased to offer to PINE VALLEY MINING CORPORATION, PINE VALLEY COAL LTD., AND FALLS MOUNTAIN COAL INC., jointly and severally (collectively the "Borrower", and individually "Pine Valley" "PVC" and "Falls Mountain" respectively) a revolving working capital credit facility (the "CREDIT FACILITY") through its branch at 320 Front Street West, 9th Floor, Toronto, Ontario (the "BRANCH OF ACCOUNT"), subject to the terms and conditions set out below:

1. SCHEDULES:

The attached schedules are incorporated in this agreement by reference as if set out in full herein (collectively this agreement and all schedules attached hereto, as amended, supplemented or replaced from time to time by the Bank, are referred to as the "Agreement").

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2. AMOUNT:

The amount available under the Credit Facility shall be the Credit Limit or the Equivalent Amount in US Dollars.

3. PURPOSE:

The Borrower shall use the Credit Facility to finance the working capital requirements of Pine Valley and Falls Mountain and refinance existing indebtedness.

4. BORROWING BASE:

Subject to the Credit Limit, the Credit Facility is available by way of Canadian Dollar RBP Loans, Bankers Acceptances Loans, US Dollar RBUSBR Loans, Libor Loans, and Letters of Credit and/or Letters of Guarantee ("L/GS").

Subject to the Credit Limit and the terms and conditions hereof and provided that there has been no default, at least weekly the Bank will make advances to the Borrower, based upon the Facility Borrowing Base, the Borrower's Eligible Accounts Receivable and Eligible Inventory, each as defined in Schedule "A". The Borrower shall submit each week, or at such other intervals as determined by the Bank in its sole and absolute discretion, a Statement of Assets substantially in the form attached as Schedule "D" (the "STATEMENT"), together with an electronic download of the Borrower's account ledger, an inventory report and a copy of the Borrower's accounts payable ledger, including, without limitation, a listing of all accounts payable referred to in Schedule "E", together with such other documents, reports, information or certificates as the Bank may deem necessary in its sole and absolute discretion, all in formats acceptable to the Bank. Once all required documents, reports, information and certificates have been received by the Bank to its satisfaction, and the amount of availability under the Credit Facility has been determined and communicated by the Bank to the Borrower, funds shall be made available to the Borrower jointly and severally to the account of Falls Mountain on behalf of the Borrower by the Bank within one Business Day from the time of such communication. The Borrower directs and authorizes the Bank to communicate with Falls Mountain as representative and authority for the Borrower in connection with the Credit Facility, and payments of funds pursuant to the Credit Facility. The Borrower acknowledges its joint and several obligation to the Bank for funds made available to Pine Valley, PVC or Falls Mountain pursuant to the Credit Facility.

The Borrower acknowledges and agrees that the determination by the Bank of the Facility Borrowing Base, the eligibility of Accounts Receivable for margining purposes and margin rates in relation to Eligible Accounts Receivable shall in no way be construed by the Borrower as an assessment, adjudication or opinion by the Bank of the strength or creditworthiness of any of the Borrower's Accounts Receivable or account debtors in relation to such Accounts Receivable.

The Borrower shall perform its own due diligence and credit inquiries in relation to its account debtors and Accounts Receivable and shall not rely upon anything in this Agreement in support of its decisions to extend credit to any trade or account debtor.

RBP based loans RBUSBR based loans

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BA stamping fee Libor Loans

Arrangement Fee Monitoring Fee Unused Line Fee Field Examination Fee

Inventory Appraisal Fee

5. TERM:

Provided that there has been no default, the Credit Facility is available for an initial term of two years ending on the second anniversary of the Effective Date which term shall automatically be renewed for successive 6 month periods unless and until the Borrower or the Bank gives prior written notice to the other of its intention not to renew the term, not less than 90 days in advance of the end of the initial term or any successive term. In the event that the initial term or any successive term is not so renewed, all outstanding indebtedness of the Borrower to the Bank under the Credit Facility and any other facilities contemplated herein shall be immediately due and payable, all rights to any such accommodations of credit shall be immediately terminated at the end of such term and the Borrower shall also pay to the Bank an amount equal to the face amount of all outstanding BAs, L/Gs, Libor Loans and the Fx Reserve which amounts may be held by the Bank in a collateral account as general continuing collateral security for the obligations of the Borrower in respect of such BAs, L/Gs, Libor Loans and the Fx Contracts.

In the event the Borrower wishes to terminate the initial term or any successive term of the Credit Facility at any time prior to the expiry thereof, it shall provide the Bank with not less than 90 days prior written notice of such termination and shall pay to the Bank at the time of giving such notice a one time termination fee of 2% of the maximum authorized Credit Facility during the first year of the term and 1% of the maximum Authorized Credit Facility thereafter.

In the event that the Credit Facility is transferred to a Royal Bank of Canada business banking centre, the aforesaid termination fee will be waived by the Bank.

6. INTEREST RATES AND FEES:

The following rates of interest and non-refundable fees shall apply to the Credit Facility:

RBP based loans           - RBP + 1.00% per annum.
RBUSBR based loans        - RBUSBR + 1.00% per annum.
BA stamping fee           - 2.50% per annum
Libor Loans               - Libor + 2.50% per annum.
Arrangement Fee           - CAD$75,000
Monitoring Fee            - CAD$2,000 per month.
Unused Line Fee           - .25% per annum.
Field Examination Fee     - Any and all costs, fees and expenses incurred by the Bank in connection with its initial and ongoing field examinations.
Inventory Appraisal Fee   - Any and all costs, fees and expenses incurred by the Bank in connection with its initial and ongoing inventory appraisals or examinations.

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The Bank acknowledges receipt of $15,000 of the Arrangement Fee, earned by the
Bank and paid to the Bank at the time the Bank's term sheet was delivered. The balance of the Arrangement Fee shall be, and shall be deemed to have been, fully earned by the Bank and payable to the Bank on the Effective Date. The Field Examination Fee and Inventory Appraisal Fee shall be immediately payable by the Borrower to the Bank upon such fees being incurred by the Bank. The Unused Line Fee shall be calculated at the end of each month on the basis of a year of 365 days on the amount equal to the difference between the maximum authorized Credit Facility (currently $20,000,000) and, other than the outstanding amounts owing under the L/Gs issued in favour of the Borrower and under the Fx Facility, the average balance outstanding under the Credit Facility owing by the Borrower to the Bank during such month and shall be payable by the Borrower to the Bank on the first Business Day of the next succeeding month, in arrears.

The Bank may charge from time to time general administration fees in accordance with its usual practices and procedures relating to or in connection with any amendments or modifications to this Agreement or the Credit Facility or to any other agreement or security delivered or contemplated in connection therewith.

The Bank shall have the right, without prior notice to or consent of the Borrower upon a default, or otherwise on 30 days prior written notice, to adjust: a) any rates of interest applicable to the Credit Facility in the Bank's sole and absolute discretion, or b) the Monitoring Fee where it is determined by the Bank in its sole and absolute discretion that the existing Monitoring Fee is inadequate to service and monitor the Credit Facility and cover, amongst other things, the internal administration costs of the Bank.

In the event of an increase in any rates of interest applicable to the Credit Facility or the Monitoring Fee pursuant to the preceding paragraph where there is not a default, the Borrower shall have the right to terminate this Agreement by notice in writing within 30 days of the date of notice of the increase in any rates of interest applicable to the Credit Facility or in the Monitoring Fee, as applicable and, notwithstanding the provisions of paragraph 5 hereof, without payment of the termination fee. For greater certainty, in the event the Borrower wishes to terminate the Credit Facility where there is a default, the termination fee referred to in paragraph 5 hereof shall be applicable and payable by the Borrower to the Bank. Should the Borrower not terminate this Agreement within the said 30 day period, all terms and conditions of this Agreement, including, without limitation, the increased rates of interest or Monitoring Fee, shall continue to apply.

Any termination by the Borrower under this Agreement shall not be effective until all of the indebtedness and obligations of the Borrower to the Bank owing at such time have been indefeasibly paid and performed in full to the Bank's satisfaction and any increase in the rates of interest or Monitoring Fee shall be effective until such time unless all of the indebtedness and obligations of the Borrower to the Bank have been indefeasibly paid and performed in full to the Bank's satisfaction within the 30 day period from the date of notice of the increase in any rates of interest applicable to the Credit Facility or Monitoring Fee.

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7. OTHER FACILITIES:

A. Letters of Credit

Provided that there has been no default, the Bank may at its sole option, upon the Borrower's written request, make L/Gs available to the Borrower subject to the following terms and conditions:

      (a) the aggregate face amount of all L/Gs outstanding at any time may not exceed the lesser of the L/G Limit and the Facility Borrowing Base;

      (b) fees applicable to L/Gs will be advised on a transaction by transaction basis;

      (c) L/Gs are made available at the sole discretion of the Bank and the Bank may cease to make L/Gs available to the Borrower at any time;

      (d) L/Gs will be governed by separate agreements entered into between the Borrower and the Bank from time to time and will have expiry dates not exceeding one year, unless otherwise agreed to in writing by the Bank; and

      (e) the L/Gs shall be guaranteed by the Guarantor and shall be secured by any and all security granted to the Bank.

B. Foreign Exchange Facility

In addition to the Credit Facility, and provided that there has been no default, the Bank may at its sole option and discretion, upon the Borrower's written request, enter into foreign exchange transactions, agreements or options ("FX CONTRACTS") with the Borrower from time to time on terms and conditions to be negotiated on a transaction-by-transaction basis (the "FX FACILITY"). The Bank makes no commitment to enter into or arrange any Fx Contracts with the Borrower and may at any time, in its sole and absolute discretion, decline to enter into or terminate any Fx Contracts. In the event that the Borrower requests, and the Bank agrees, to enter into any such Fx Contracts with the Borrower, it will do so subject to the following:

      (a) in no event, and at no time, shall the value of the Fx Contracts entered into between the Borrower and the Bank exceed the aggregate amount agreed upon by the Bank and the Borrower (the "FX FACILITY CREDIT LIMIT"), nor shall the amount of "credit exposure" to the Bank arising from, or in connection with, such Fx Contracts, exceed the greater of (i) the unwinding cost determined in accordance with the provisions of the Fx Contracts or as otherwise determined by the Bank from time to time in its reasonable credit discretion, and (ii) the percentage of notional amount of the Fx Contracts as determined by the Bank from time to time in its reasonable credit discretion as the percentage it will use to allocate risk to contracts having similar notional amounts and maturities; which amount of "credit exposure" shall be reserved, dollar for dollar, from the Facility Borrowing Base (the "FX RESERVE");

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      (b)   the Borrower shall promptly issue or countersign and return a confirmation or acknowledgement of the terms of each such Fx Contract as required by the Bank;

      (c) the Borrower shall, if required by the Bank, promptly enter into a Foreign Exchange and Options Master Agreement or such other agreement, in form and substance satisfactory to the Bank, to govern such Fx Contracts;

      (d) in the event of demand for payment concerning any Fx Contracts, the Bank may terminate all or any other Fx Contracts at its sole option and discretion. If the agreement governing any such Fx Contracts does not contain provisions governing termination, any such termination shall be effected in accordance with customary market practice applied by the Bank from time to time. The Bank's determination of amounts owing under any terminated Fx Contracts shall be conclusive evidence of the amounts owing thereunder, absent manifest error;

      (e) the Bank shall apply any amount owing by the Bank to the Borrower on termination of any such Fx Contracts against the Borrower's obligations to the Bank and any amount owing by the Borrower to the Bank on such termination shall form part of the Borrower's obligations to the Bank and shall be secured by all of the Bank's security;

      (f) the Borrower shall pay all required fees in connection with any such Fx Contracts and hereby indemnifies and holds the Bank harmless from and against any and all losses, costs and expenses incurred by the Bank in relation to any Fx Contracts, including, without limitation, the costs of terminating or cancelling any Fx Contracts;

      (g) any rights of the Bank in respect of any such Fx Contracts are in addition to and not in limitation of, or substitution for, any rights of the Bank under any agreement governing such Fx Contracts. In the event that there is any inconsistency at any time between the terms hereof and any agreement governing such Fx Contracts, the terms of such agreement governing such Fx Contracts shall prevail to the extent of such inconsistency;

      (h) if at any time the Facility Borrowing Base (net of any Fx Reserve) is less than the Fx Reserve for any reason whatsoever, an amount equal to the difference between the Facility Borrowing Base and the Fx Reserve may be retained by the Bank and deposited in a collateral account as general continuing collateral security for the outstanding Fx Contracts (the "Fx Deficiency"). The Borrower shall immediately pay to the Bank such amount as may be necessary to ensure that the balance of funds held in the collateral account is at least equal to the Fx Deficiency at all times; and

      (i) the Borrower hereby covenants and agrees to and in favour of the Bank to report the outstanding amounts of any and all Fx Contracts to the Bank in its Statement required to be delivered to the Bank on a weekly basis.

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8. FIELD EXAMINATIONS AND INVENTORY APPRAISALS:

The Bank, or anyone authorized by the Bank, shall have the right, from time to time, to verify the existence, state and value of the Accounts Receivable, Inventory, and the Borrower's books and records, systems and business in general, in any manner the Bank may consider appropriate, including, without limitation, directly contacting Canada Revenue Agency ("CRA") and any other applicable governmental officials, licensing boards, agencies or similar regulatory bodies, the Borrower's customers, suppliers, insurers and other secured creditors, to conduct reviews of the Borrower, the Borrower's business, the Borrower's books and records, systems, the state and value of the Accounts Receivable, Inventory, and to conduct Inventory counts and appraisals, and the Borrower agrees to furnish all assistance and information and to perform all such acts, and do all such things, as the Bank may reasonably require in connection therewith and for such purpose grant, or cause others to grant, to the Bank or its authorized agents, access to all places where Accounts Receivable, the Borrower's books and records, systems and Inventory may be located and to all premises occupied, or where business may otherwise be conducted, by the Borrower. These provisions shall apply notwithstanding any termination of this Agreement, notice of termination, default, notice of default or demand or any provisional or final winding up, liquidation, monitoring, receivership or bankruptcy of the Borrower or any threatened or pending termination, notice of termination, default, notice of default, demand or any provisional or final winding up, liquidation, monitoring, receivership or bankruptcy.

9. CALCULATION AND PAYMENT OF INTEREST AND FEES:

In the case of RBP based loans, interest on each advance will accrue daily on the basis of a year of 365 days, and will be calculated, payable and compounded monthly on such day of the month as the Bank shall specify. Any change in RBP shall be effective as of the opening of business on the day such change takes place.

In the case of RBUSBR based loans, interest on each advance will accrue daily on the basis of a year of 360 days, and will be calculated, payable and compounded monthly on such day of the month as the Bank shall specify. Any change in RBUSBR shall be effective as of the opening of business on the day such change takes place.

In the case of Banker's Acceptances, the Borrower shall pay an acceptance fee in advance on the date of issue of each BA at the applicable rate provided for in this Agreement. Acceptance fees shall be calculated on the face amount of the BA issued and based upon the number of days in the term thereof and a year of 365 days.

In the case of Libor Loans, the Borrower shall pay interest on each Libor Loan, on each Libor Interest Date, calculated in arrears. Such interest will accrue daily on the basis of the actual number of days elapsed and a year of 360 days.

The annual rates of interest or fees to which the rates calculated in accordance with this Agreement are equivalent, are the rates so calculated multiplied by the actual number of days in the calendar year in which such calculation is made and divided by 365 in the case of RBP, BA and the Unused Line Fee and 360 in the case of RBUSBR and Libor Loans.

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The Borrower shall not be obligated to pay any interest hereunder to the extent such interest exceeds the effective annual rate of interest on any credit made available hereunder that would be lawfully permitted under the Criminal Code (Canada) and any such obligation shall be deemed to be reduced in accordance with the maximum rate of interest lawfully permitted under the Criminal Code (Canada) without affecting the remaining terms and conditions of this Agreement.

10. REPAYMENT:

If at any time, in the sole determination of the Bank, the amounts made available to the Borrower pursuant to the Credit Facility exceed the Credit Limit or if the Fx Facility exceeds the Fx Facility Credit Limit, for any reason whatsoever, including, without limitation, as a result of exchange rate fluctuations, the Borrower shall, without any notice or demand, immediately repay such excess amounts to the Bank and the Borrower's right to receive any further accommodations of credit whatsoever from the Bank shall be immediately terminated and in particular, the Bank shall not be obligated to make any advances to cover any cheques drawn on any account of the Borrower with the Bank or any other, financial institution whatsoever.

Notwithstanding any provision in this Agreement to the contrary, upon the written request of the Borrower, the Bank may, in its sole and absolute discretion (but without any obligation), make advances or availment to the Borrower in excess of the Credit Limit and the LG Limit (any such excess advance is herein referred to as an 'EXCESS'); provided that the availment of any Excess shall not constitute a waiver of any of the Bank's rights under this Agreement, including, without limitation, the right to refuse in its sole discretion any request for an Excess and the right to demand payment as provided for hereunder.

Upon a default, including, without limitation, if any amounts made available by the Bank to the Borrower pursuant to the Credit Facility exceeds the Credit Limit or if the Fx Facility exceeds the Fx Facility Credit Limit, at any time for any reason whatsoever, or upon the mutual agreement of the Bank and the Borrower, the Bank may notify any account debtors of the Borrower and direct such account debtors to make all payments directly to the Bank at P.O. Box 610, 31 Adelaide St. East, Toronto, Ontario M5C 2J8. Furthermore, contemporaneously with such notification, the Borrower shall ensure that the following notice in clear, bold print is affixed to or stamped on every original and copy Invoice in respect of all Accounts Receivable originated thereafter: "This account has been assigned to Royal Bank Asset Based Finance, a division of Royal Bank of Canada to whom payment must be made, and whose receipt alone, will constitute a valid discharge of the amount due in terms of this Invoice." The Borrower shall also ensure that all such account debtors forward payment directly to the Bank in accordance with its notice and the Borrower acknowledges and agrees that all such funds received by the Bank at such post office address shall immediately become, and shall be deemed to be, the sole and exclusive property of the Bank. In the event that the Borrower receives any cheques, bills of exchange or any other form of payment directly from its customers it shall not, under any circumstance, deal with such instrument or deposit such instrument into any account and shall forward any such instruments directly to the Bank for processing. Any monies received directly by the Borrower in respect of its Accounts Receivable shall be, and shall be deemed to be, received and held in trust for the Bank by the Borrower and shall be, and shall be deemed to be, kept separate and apart from the Borrower's own funds. The Borrower hereby unconditionally

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and irrevocably authorizes and directs the Bank to immediately apply such funds and any insurance proceeds against the outstanding indebtedness of the Borrower to the Bank in such order and against such facility as it deems fit. For greater certainty, it is hereby understood and agreed that the Borrower shall only be given value for the application of such funds, one Business Day from the date of such application. Any charge backs relating to the clearing of any cheques shall be for the sole account of the Borrower and shall, at the option of the Bank, either be added to the principal amount owing under the Credit Facility or debited to any of the Borrower's accounts with a Royal Bank of Canada business banking centre.

All amounts due by the Borrower pursuant to this Agreement shall be paid without set-off, compensation or deduction at the Branch of Account in immediately available funds for value one Business Day from the date of application of such funds. If a day on which an amount is due is not a Business Day such amount shall be deemed for all purposes of this Agreement to be due on the Business Day next following such day and all interest, fees and other amounts payable hereunder and under any other document or agreement contemplated herein, shall continue to accrue until indefeasible payment to the Bank in full. Interest, fees and all other amounts payable under this Agreement are payable both before and after any or all of default, notice of default, termination, notice of termination, demand and judgement.

11. BLOCKED ACCOUNT:

All monies (which term when used in this Agreement includes all cheques, bills of exchange and other payment instruments as well as cash) received by the Borrower, including, but not limited to, any receipts in payment of any Accounts Receivable or in respect of any insurance proceeds, whether or not a notice and direction has been sent to the Borrower's account debtors, shall be received and held, and shall be deemed to be received and held, in trust for the Bank and shall be, and shall be deemed to be, kept separate and apart from the Borrower's own funds and immediately deposited by the Borrower on a daily basis in a blocked account set up for this purpose. The Borrower shall execute and deliver to the Bank, the Bank's standard form blocked accounts agreement, the receipt of which is a condition precedent to any accommodation of credit hereunder. The Bank is hereby irrevocably and unconditionally authorized and directed by the Borrower to sweep the blocked account on a daily basis and to set-off, compensate and apply any credit balance in the blocked account to repay any balance outstanding under any credit facilities contemplated hereunder in such order and against such facility as the Bank sees fit, with any remaining funds then being deposited to the Borrower's general account with the Royal Bank of Canada business banking centre. For greater certainty, it is hereby understood and agreed that the Borrower shall only be given value for the application of such funds, one Business Day from the date of such application. Provided that, if at any time the Facility Borrowing Base is less than the net of any reserves in respect of the L/G Limit, an amount equal to the difference between the L/G Limit and the amount of the Facility Borrowing Base (the "Security Deficiency") may be retained by the Bank and deposited in a collateral account as general continuing collateral security for outstanding L/Gs. The Borrower shall immediately pay to the Bank such amount as may be necessary to ensure that the balance of funds held in the collateral account is at least equal to the Security Deficiency at all times.

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

12. REPRESENTATIONS AND WARRANTIES:

The Borrower hereby represents and warrants, which representations and warranties are deemed to be made by the Borrower at the time of each advance by the Bank hereunder, that:

      (a) the Accounts Receivable are all bona fide accounts receivable owing to the Borrower;

      (b) except for security granted to Marubeni Corporation which shall be released and discharged by the Borrower on the Effective Date, the Accounts Receivable have not been assigned, transferred, sold, discounted, factored, mortgaged, hypothecated or otherwise disposed of, secured or encumbered, nor are they subject to any other right in favour of any other Person, other than Permitted Liens;

      (c) subject to any adjustments required as a result of the lab analysis of the quality of the coal, the Accounts Receivable are valid and enforceable, are unconditionally due and owing to the Borrower, do not relate to sales on a cash basis and are not subject to any defence, set-off, compensation, trade dispute, counterclaim or other dilutive factor, other than as disclosed to the Bank in writing on a monthly certificate substantially in the form of Schedule "E";

      (d) subject to the specific terms of the customer contracts disclosed to the Bank, all goods supplied under any contract or agreement (oral or written) giving rise to the Accounts Receivable have been supplied to acceptable standards as required by Laws and by the terms (whether express or implied) of any such contract or agreement in respect thereof and to the satisfaction of the applicable customer of the Borrower and the goods supplied have been accepted by such customer, and legal and proper delivery has been made and accepted by such customer;

      (e) the terms of the customer contracts under which the Borrower supplies coal do not include provisions that would materially affect the Accounts Receivable of the Borrower;

      (f) the amount payable by any customer of the Borrower is not less than the face value of each Invoice and the Accounts Receivable as recorded in the Borrower's books and records is unconditionally, subject as disclosed in Section 12(c) above, due and payable not later than the date specified on the Invoice and there are no guarantees, warranty claims, obligations, discounts, rebates, allowances, joint advertising fees, credits or other dilutive factors which will affect the collectability of any Accounts Receivable, save as disclosed to the Bank in writing;

      (g) except for security granted to Marubeni Corporation which shall be released and discharged by the Borrower on the Effective Date, and except for certain rights granted to BC Rail Partnership and its successor, CN Rail pursuant to transportation contract BCOL-C-0219, the Inventory is unconditionally owned by and in the physical possession of the Borrower and is only located at locations or in transit as disclosed to the Bank in writing and has not been sold, leased, rented, loaned, consigned, on bailment, on bill and hold, or mortgaged, hypothecated or otherwise encumbered or subject to any rights of any other Person, other than Permitted Liens;

      (h) the Eligible Inventory of the Borrower is of merchantable quality and is in saleable condition;

      (i) Schedule "F" sets forth a full, complete and true list of all of the Borrower's registered and unregistered trade-marks, copyrights, patents, trade names and service marks (collectively, the "INTELLECTUAL PROPERTY"), and any applications therefor, and specifies the jurisdictions in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. Falls Mountain is the sole and exclusive owner of, with all right, title and interest in and to (free and clear of any claims by any Person, other than Permitted Liens) the Intellectual Property, and has sole and exclusive rights to the use thereof The Intellectual Property does not infringe upon or violate and the Borrower has not knowingly infringed or violated any intellectual property or other proprietary rights of any other Person and no Person has made any such claim. None of the Intellectual Property has been assigned or licensed to any other Person except pursuant to the Permitted Liens;

      (j) Schedule "G" Part I, sets forth a full, complete and true list of all of the Borrower's contracts material to the business of the Borrower including all sales contracts with customers and sales agents, contracts for or with suppliers, operating agreements, and agreements for distribution and licensing, ("Material Contracts"), all of which have not been amended and are in full force and effect;

      (k) Schedule "G" Part II sets forth copies of those Material Contracts between the Borrower and each of their customers; the operating agreement with TerCon Construction Group, the agreements with Neptune Bulk Terminals (Canada) Ltd., the agreement with BC Rail Partnership and its successor, CN Rail, the agreements with Marubeni Corporation and The Rockside Foundation;

      (l) Schedule "H" sets out a full, complete and true list of all of the coal licences and coal leases owned by Falls Mountain or PVC;

      (m) PVC holds the coal licences and coal leases set out in Schedule "H" in trust for Falls Mountain as reflected in the Declaration of Trust dated May 13, 2004, a copy of which is attached to Schedule "H";

      (n) no event has occurred which constitutes, or which with the giving of notice or lapse of time, or both, would constitute a default under this Agreement or under any other agreement with the Bank; including, without limitation, respecting any L/Gs, or any Fx Contracts or a default which could reasonably be expected to be material to the Bank under any other agreement to which the Borrower may be subject, including, without limitation, all Material Contracts;

      (o) Falls Mountain carries on the business of the exploration, development and commercial exploitation of coal properties including the operation of the Willow Creek Project;

      (p) except for those coal leases and licences registered in the name of PVC, Falls Mountain owns all of the Willow Creek Project assets, licences, and permits required to carry on the Willow Creek Project in its current state of development free and clear of any Liens other than Permitted Liens.

      (q) Pine Valley, the Guarantor and Falls Mountain are valid and subsisting companies duly incorporated under the laws of the Province of British Columbia and have all necessary corporate power and authority to enter into this Agreement and perform their obligations hereunder;

      (r) PVC is a valid and subsisting corporation duly incorporated under the laws of the Province of Alberta and has all necessary corporate power and authority to enter into this Agreement and perform its obligations hereunder;

      (s) this Agreement has been duly authorized, executed and delivered by the Borrower, the Guarantor and each of them and is a legal, valid and binding obligation of the Borrower and the Guarantor, enforceable against the Borrower and the Guarantor in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency and other laws affecting creditors' rights generally and subject to the qualification that specific performance and injunction, as equitable remedies, may only be granted in the discretion of a court of competent jurisdiction;

      (t) except as set out in the Permitted Liens and in the agreements with Marubeni Corporation, each of the Borrower and the Guarantor has good and sufficient right, power, corporate authority and capacity to enter into and perform its obligations under this Agreement;

      (u) the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof do not conflict with or result in the breach of, or the acceleration of, any terms, provisions or conditions of or constitute a default under: (i) the constating documents of the Guarantor and each of the Borrower; (ii) any indenture, mortgage, deed of trust, agreement, lease, franchise, certificate or other instrument to which the Borrower is a party or is bound; or (iii) any term or provision of any licenses, permits, registrations or qualifications of the Borrower or any order of any governmental authority or any applicable law;

      (v) except as disclosed in Schedule "K", no litigation or administrative proceedings before any court or governmental authority are presently pending, or have been threatened in writing against the Guarantor, or any of the Borrower or any of its assets which could have a material adverse effect on its business or assets;

      (w)   PVC does not carry on an active business;

      (x)   the Guarantor does not carry on an active business;

      (y) Pine Valley is a reporting issuer in the provinces of British Columbia and Alberta and is compliant with the requirements of applicable securities legislation in those provinces and the rules and policies of the TSX Venture Exchange or its listing agreement with the TSX Venture Exchange; except for those violations that will not have a material adverse effect on the Borrower;

      (z) all statements, information, reports, inventory listings and certificates made or given to the Bank (either orally or written) by the Borrower or the Guarantor, or by persons on behalf of the Borrower and Guarantor, are true, complete and accurate in all respects;

      (aa) the Borrower's books and records and all financial statements are true, complete and accurate in all material respects and are prepared and maintained in accordance with Canadian GAAP applied on a consistent basis;

      (bb) since March 31, 2005, there has not been any material adverse change in the financial condition or operations of the Borrower;

      (cc) except as disclosed in Schedule "K", the Borrower is in compliance with all Laws relating to the operation of its business, including, without limitation, all applicable environmental Laws and has all necessary Permits including without limitation the mining permits, rail haulage agreements, and port agreements required to operate its business and all such Permits and agreements are in good standing and in full force and effect, and will not be cancelled, terminated, rescinded, suspended, revoked or otherwise negatively affected by any proceeding under any Insolvency Statute or the enforcement by the Bank of any of its rights or remedies hereunder or under any security given to the Bank; or except such violations which will not have a material adverse effect on the business of the Borrower;

      (dd) except as set out in Schedule "K", and except as are not likely to have a material adverse effect on the business of the Borrower, the Borrower has not been issued with any reports, orders, directions, warnings, conditions or decisions issued to it by any regulatory authority concerning the state or condition of the Willow Creek Project site or operations, including without limitation by a regulatory authority or inspector acting under the Mines Act, the Environmental Assessment Act, the Mine Development Assessment Act, the Land Act, the Forest Act, the Water Act, the Environmental Management Act, the Coal Act and the Health Act, or any replacement or similar statute, and including without limitation reports, order, directions, conditions or decisions concerning the reclamation of the Willow Creek Project or otherwise concerning the environmental state or condition of the Willow Creek Project site or the Willow Creek Project operations;

      (ee) the Borrower and the Guarantor have or will have on the Effective Date obtained all necessary exemptions or consents from, and given all necessary notices to, all securities regulators with respect to the transactions contemplated by this letter and required due to the public company status of Pine Valley;

      (ff) except as set out in Schedule "K", there has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, nor is any pending or to the best of the Borrower's knowledge threatened, with respect to any non-compliance with, or violation of, the requirements of any Laws or Permits by the Borrower;

      (gg) other than The Rockside Foundation, an Ohio non-profit corporation, the Borrower has no corporate Associates, Affiliates or subsidiaries who are not a party to this Agreement; except for Pine Valley Coal Pty Ltd.;

      (hh) Pine Valley is the registered and beneficial owner of all of the 12 issued and outstanding shares in the capital of Falls Mountain, and of both of the 2 issued and outstanding shares in the capital of the Guarantor, and Falls Mountain is the registered and beneficial owner of all of the 3 issued and outstanding shares in the capital of PVC, and the controlling shareholders of Pine Valley are Mark Smith and The Rockside Foundation;

      (ii) the Borrower is in compliance in all material respects with and has not breached any of its material obligations under any insurance required to be maintained by the Borrower hereunder;

      (jj) except for the disclosure of agreements to the Bank that contain confidentiality obligations prohibiting such disclosure, the Borrower is in compliance in all material respects with and has not breached any of its obligations under any Material Contracts; where such breach has not been waived or otherwise resolved;

      (kk) except as agreed with Marubeni Corporation, and as set out in the security agreement given in favour of The Rockside Foundation as subordinated by the interlender agreement between the Bank and The Rockside Foundation, the Inventory is not subject to any licensing, trade-mark or distribution agreement or any restriction whatsoever restricting the sale or liquidation of any of the Inventory and no Permits are required to be held and/or maintained to sell or liquidate such Inventory;

      (ll) the contracts of sale with the customers of the Borrower are all in writing, there are no material defaults under any of such contracts, and no customer has given notice of cancellation of its contract, or of its intention not to continue to purchase coal from the Borrower;

      (mm) except to the extent that the failure to do so could not reasonably be expected to result in a material adverse effect or as disclosed in Schedule "K", the Borrower has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Laws or any Permits and the operations of the Borrower comply in all respects with all applicable Laws and all Permits; and

      (nn) the Borrower has not withheld from or failed to disclose to the Bank any information relating to the financial condition, property, assets, insurance, systems, records, Permits, Laws, Material Contracts, Intellectual Property, customers, supply arrangements, or the business or prospects of the Borrower, which could reasonably be expected to be material to the Bank.

13.   EVIDENCE OF INDEBTEDNESS:

The Bank shall open and maintain accounts and records evidencing the principal amount of each advance and the payment of principal and interest and all other amounts payable to the Bank under this Agreement. The Bank's accounts and records constitute, in the absence of manifest error, conclusive evidence of all amounts payable by the Borrower to the Bank.

14.   SECURITY/CAPITAL REQUIREMENTS:

The Borrower shall provide or cause to be provided, the security and/or the capital requirements listed in Schedule "B", in form and substance satisfactory to the Bank, the receipt and registration in respect of which where deemed necessary by the Bank, shall be a condition precedent to any accommodations of credit contemplated hereunder.

15.   FINANCIAL, REPORTING AND OTHER COVENANTS:

Both before and after default or demand hereunder:

      (a) the Borrower shall pay all amounts when due and comply with and perform all of its covenants and obligations to the Bank under this Agreement or any other document or agreement contemplated herein;

      (b) the Borrower shall comply and fulfil, and cause the Guarantor to comply and fulfil all of its financial, reporting and other covenants and obligations set forth in Schedule "C";

      (c) the Borrower shall not allow any extension of time for payment, compromise or settlement of any Account Receivable or agree to any waiver, modification, amendment, rescission or termination of any contract or agreement, without the Bank's prior written consent;

      (d) other than the bank accounts set out in the table below ("PERMITTED ACCOUNTS"), which accounts the Borrower may either keep open indefinitely, or for a maximum of 30 days after the Effective Date, as indicated for each account in the table; the Borrower shall not cause to exist or open any bank account, other than the aforesaid blocked accounts and a current account with a Royal Bank of Canada business banking centre, without first informing the Bank in writing and the Borrower shall deposit all proceeds from Accounts Receivable, in respect of insurance proceeds and any cash sales, in the Borrower's aforesaid blocked account;

               ACCOUNT                          ACCOUNT                        TIME MAY
ACCOUNT #      HOLDER           BANK            NUMBER       OTHER DETAILS   REMAIN OPEN
---------  --------------  ----------------  --------------  -------------  --------------
1.         Pine Valley     Bank of           1805-243        Canadian       30 days after
                           Montreal,                         dollar amount  Effective Date
                           Vancouver                                        only

2.         Pine Valley     Bank of Montreal  4632-139        US dollar      30 days after
                           Vancouver                         account        Effective Date
                                                                            only

3.         Falls Mountain  Bank of           1705-162        Canadian       30 days after
           and Marubeni    Montreal,                         dollar amount  Effective Date
           Corporation     Vancouver                                        only

4.         Falls Mountain  Bank of           4610-643        US dollar      30 days after
           and Marubeni    Montreal,                         account        Effective Date
           Corporation     Vancouver                                        only

5.         Pine Valley     KeyBank           352143013295    For BC Hydro   Indefinitely
                           National                          Letter of
                           Association,                      Credit
                           Brooklyn, Ohio

(d1) with respect to the Permitted Accounts, no cheques shall be drawn by the Borrower after the Effective Date on those accounts and the Borrower shall provide the Bank, within 30 calendar days of each month-end, a monthly account statement for the Permitted Account for the month just ended, for the following months:

ACCOUNT #               NUMBER OF MONTHS
---------  ---------------------------------------------
1 to 4        For the 2 months after the Effective Date

5             For each month until the account is closed

      (e) the Borrower shall within 72 hours notify the Bank in writing of any dispute or any threatened dispute (whether justifiable or not) between the Borrower and any supplier and between the Borrower and any of its customers, including, without limitation, any claims by customers of set-off or compensation, warranty claims, guarantee claims, service obligations, any trade dispute or counterclaim against Accounts Receivable and generally any adverse information (including, without limitation, relating to a customer's creditworthiness) regarding any of its customers, which could materially impact the recoverability of any Accounts Receivable;

      (f) the Borrower shall immediately notify the Bank in writing of any and all discounts, rebates, allowances, joint advertising fees, credits, contras, amounts owing by Associates or Affiliates or any other dilutive factor or information, which would affect the eligibility or value of any Accounts Receivable;

      (g) the Borrower shall fulfil and perform all service obligations to its customers which could impact the recoverability of any Accounts Receivable;

      (h) the Borrower shall immediately notify the Bank in writing of any information or factor which would affect the eligibility or value of Inventory;

      (i) the Borrower shall within 72 hours notify the Bank in writing of any investigation, proceeding, complaint, order, record, claim, citation or notice by CRA or any other governmental authority with respect to any taxes payable or required to be remitted by the Borrower or the Guarantor or with respect to any Permits or applicable Laws;

      (j) the Borrower shall obtain and maintain insurance with reputable insurers naming the Bank as first loss payee and as an additional insured and, subject to the IBC 3000 Standard Mortgage Clause concerning Inventory in favour of the Bank, and an assignment of all risks, business interruption and account receivable insurance in such amounts, and against such risks, as required by the Bank and as is usually carried by prudent owners of similar businesses and properties including insurance for inventory in transit acceptable to the Bank;

      (k) the Borrower shall comply with all of its obligations under all Material Contracts; and upon request from the Bank, the Borrower shall deliver copies of any of the Material Contracts not attached as Schedule "G" to this Agreement;

      (l) provided the Borrower deems it to be in the best interests of the Borrower to do so, the Borrower shall renew its agreements with Neptune Bulk Terminals (Canada) Ltd., BC Rail Partnership and its successor, CN Rail, TerCon Construction Ltd., and all customer contracts as or when they are up for renewal prior to the applicable renewal date, or the Borrower will enter into contracts similar to the aforementioned contracts on terms acceptable to the Bank, acting reasonably, and shall provide the Bank with satisfactory evidence of such renewal prior to the expiry of any such agreement, or will give notice to the Bank of the terms to be agreed to prior to the execution of the contracts;

      (m) the Borrower shall provide the Bank with prior written notice of any change in the location of the Borrower, or any addition to any of the Borrower's locations, where the Inventory may be stored, located or in the possession of a third party, and prior to any such change or expansion, the Borrower shall procure and deliver to the Bank, waivers and consents or non-disturbance agreements, as applicable, in favour of the Bank, in form and substance satisfactory to the Bank;

      (n) the Borrower shall pay, or cause to be paid when due, all taxes, all other amounts referred to in Schedule "E" and all other amounts which could jeopardise the Bank's first, subject to Permitted Liens, secured priority position over the Borrower's property and assets;

      (o) the Borrower shall not, and shall ensure the Guarantor shall not, without the Bank's prior written consent (which consent shall not be unreasonably withheld) enter into any transaction (including, without limitation, by way of reorganisation, change of control, consolidation, financing, amalgamation, merger, liquidation, transfer, sale, purchase, assumption of liabilities or obligations, or otherwise) whereby all or any material portion of its undertakings, property or assets - including the shares owned by one or more of the Borrower in Falls Mountain, PVC or the Guarantor, respectively, would become the property of any other Person. For the purposes of this Section 15(o), the Bank shall not withhold its consent if the transaction or transactions are to be effected with a view of taking advantage of tax planning opportunities provided the Bank will not be prejudiced by the proposed transaction or transactions;

      (p) except as set out in the Material Contracts, other than Fx Contracts, the Borrower shall not provide any financial assistance, either directly or indirectly, by means of a loan, subscription for shares, guarantee, provision of security or otherwise to any Person or become a guarantor or surety of, or otherwise become or be liable in any manner with respect to, any undertaking, obligation or liability of any other Person, whatsoever;

      (q) the Borrower shall not create, grant, assume or suffer to exist any Liens, upon any of its undertakings, property or assets, other than Permitted Liens, and except that the Borrower may grant security to a lender for the purpose of arranging a term loan from any new term lender provided that the Bank has given its prior written consent of the term loan and security, which consent will not be unreasonably withheld provided that the Bank's paramount security over Inventory and Receivables must not be prejudiced;

      (r) after the Effective Date, when the Marubeni Corporation will be repaid, the Borrower shall not repay any outstanding indebtedness to any other Person except for the payment of bona fide trade payables in the ordinary course of business consistent with past practice and under equipment and motor vehicle leases which are Permitted Liens, including any amounts owing to The Rockside Foundation other than interest payments as provided for in Section 15 (s) or the $600,000 owing to the estate of a past chairman of Pine Valley without the prior written consent of the Bank, which consent, with respect to the amounts owing to The Rockside Foundation, will not be unreasonably withheld;

      (s) the Borrower may pay interest to The Rockside Foundation provided that the payment of interest will not result in the Borrower breaching its financial covenants under this Agreement, and further provided that the Borrower will not pay interest to The Rockside Foundation until, at the earliest, the next draw down of funds after the Effective Date, if there is availability at that time;

      (t) the Borrower shall not pay any management fees, bonuses, dividends or other similar amounts or repay any indebtedness or other amounts owing by the Borrower to any Affiliate or Associate of the Borrower, without the prior written consent of the Bank other than as set out in the business plan of the Borrower approved by the Bank;

      (u) the Borrower shall disclose and deliver to the Bank all documents or agreements to which it is a party and any and all renewals, extensions, amendments, supplements or replacements thereof, which may reasonably be expected to be material to the Bank, including, without limitation, the Material Contracts, all agreements with customers, employment or independent contractor agreements, royalty, distribution, licenses, customer and supply agreements, leases or any other agreements relating to the borrowing of money;

      (v) the Borrower shall comply with all Laws, and maintain all Permits required to operate its business and shall immediately notify the Bank in writing of any potential, threatened or actual termination, cancellation, revocation, rescission, suspension, change, renewal or expiration of any Permits and of any violation of any Laws that is likely to have a materially adverse effect on the business of the Borrower;

      (w) FMC will not, and will not give direction to PVC to, transfer, assign, encumber or otherwise deal with any of the coal licences or coal leases described in Schedule "H" without the prior written consent of the Bank;

      (x) the Borrower shall maintain a proper and reliable inventory system in order to provide the Bank with true, complete and accurate reporting;

      (y) the Borrower shall maintain proper books and records, and all financial statements shall be prepared in accordance with Canadian GAAP applied on a consistent basis;

      (z) the Borrower shall provide the Bank with at least 30 days' prior written notice of any proposed change in its chief executive or registered head office or should it wish to maintain tangible property or its books and records or otherwise commence business operations in a province or state other than those in which it is presently located;

      (aa) the Borrower shall procure the applicable assignment, waiver or consent from Neptune Bulk Terminals (Canada) Ltd., and BC Rail Partnership and its successor, CN Rail, in form and substance satisfactory to the Bank, concerning any location where Inventory or the books and records of the Borrower is or may be located;

      (bb) the Borrower shall immediately notify the Bank of the receipt of any notice (whether written or oral) from any insurers concerning any addition, amendment, supplement, replacement or cancellation of any term or condition or credit limit or termination of any insurance policy;

      (cc) except for an upgrade from Simply Basic to Simply Pro, Borrower shall not replace, alter or upgrade its accounting or inventory reportings systems or software without the prior written consent of the Bank;

      (dd) the Borrower shall maintain at all times, a minimum Tangible Net Worth on a consolidated basis of not less than $25,000,000 to be tested on a monthly basis;

      (ee) the Borrower shall maintain a Fixed Charge Coverage Ratio on a consolidated basis, calculated as shown in the table below at the end of each fiscal period as shown below of not less than 1:1:

            Period Measured

     Beginning of Period    End of Period
     -------------------   -----------------
1.   July 1, 2005          September 30, 2005

2.   July 1, 2005          December 31, 2005

3.   July 1, 2005          March 31, 2006

4.   July 1, 2005          July 1, 2005

      After the fourth measurement period referred to in the table above, the Fixed Charge Coverage Ratio will be calculated on a rolling 4 quarter basis;

      (ff) the Borrower shall deliver or cause to be delivered to the Bank such other information relating to the conduct of the business and affairs or the financial condition of the Borrower as the Bank may require from time to time; and

      (gg) the Borrower shall forthwith notify the Bank in writing of any matter which could reasonably be expected to be material to the Bank or jeopardise its first, subject to Permitted Liens, secured priority position.

16.   DEFAULT:

The occurrence of any one of the following events or conditions shall constitute a "DEFAULT" hereunder:

      (a) the non-payment when due of any amounts to the Bank under this Agreement or any other agreement entered into among any one or more of the Bank, the Borrower and the Guarantor including, without limitation, respecting any L/Gs, or any Fx Contracts;

      (b) any breach (other than by reason of the non-payment of amounts when due to the Bank) by the Borrower or the Guarantor of any of their respective undertakings, warranties, covenants or other obligations under this Agreement or any security or any other agreement, certificate, statement or document given by the Borrower or the Guarantor to the Bank including, without limitation, respecting any L/Gs, or any Fx Contracts;

      (c) if the amounts made available to the Borrower pursuant to the Credit Facility at any time exceeds the Credit Limit or pursuant to the L/Gs exceeds the L/G Limit, or if at any time the Fx Facility exceeds the Fx Facility Credit Limit, for any reason whatsoever;

      (d) any withholding or diversion of money by the Borrower or the Guarantor which is due to the Bank in accordance with the terms of this Agreement or any other agreement between the parties, or failure to deposit or otherwise deal with any such money strictly in accordance with the terms of this Agreement;

      (e) the bankruptcy or insolvency of the Borrower or the Guarantor; the passing of a resolution for, or the making of, an assignment for the benefit of creditors by the Borrower or the Guarantor; the appointment of a receiver, receiver and manager, monitor, liquidator or trustee or similar Person for the Borrower or the Guarantor or for all or any part of the assets of the Borrower or the Guarantor; or the institution by the Borrower or the Guarantor of any other type of insolvency proceeding under the Bankruptcy and Insolvency Act or any other Insolvency Statute;

      (f) the abandonment by the Borrower or the Guarantor of any of their property or assets or any part thereof including without limitation the forfeiture or abandonment of any of the coal licenses or coal leases listed in Schedule "H", or if the Borrower causes any conditions of its mining permits to be changed or amended with the result that the mining operations have to cease for a period of greater than 10 business days;

      (g) the project approval certificate #M98-01 issued by the Ministry of Energy and Mines, and the Ministry of Environment, Lands and Parks is cancelled, suspended in whole or in part, amended, or new conditions are attached for any of the reasons set out in Schedule B of the certificate;

      (h) the loss, damage, destruction or confiscation of any part of the Borrower's or the Guarantor's property or assets or any part thereof, unless upon such event, the Borrower or the applicable Guarantor pays to the Bank forthwith such amount as the Bank in its absolute and sole discretion determines is satisfactory;

      (i) the annual reclamation report required to be delivered by the Borrower to the Bank is, in the Bank's discretion, acting reasonably, not satisfactory, or the Bank, acting reasonably, believes there has been an environmental occurrence which has the potential to materially adversely affect the personal property of the Borrower;

      (j) the filing or institution against the Borrower or the Guarantor of a petition in bankruptcy, any formal or informal proceeding for the dissolution or liquidation of, settlement of claims or winding up of the affairs of the Borrower or the Guarantor or of any other type of insolvency proceeding under the Bankruptcy and Insolvency Act or any other Insolvency Statute, which is not immediately stayed by legitimate and appropriate proceedings by the Borrower or the Guarantor to the Bank's satisfaction in its absolute and sole discretion;

      (k) if the Borrower does not, on or before December 15, 2005, provide evidence satisfactory to the Bank that Pine Valley Coal Pty Ltd., an Affiliate of the Borrower incorporated in Australia, has been wound up, or dissolved with no liability attaching to the Borrower;

      (l) if the Borrower or the Guarantor ceases or threatens to cease to carry on business, makes or agrees to make a disposition of its assets in bulk or commits or threatens to commit an act of bankruptcy;

      (m) if any execution, sequestration, garnishment, trust claim, extent or other process of any court, tribunal or Person becomes enforceable against the Borrower or the Guarantor or if a distress or analogous process becomes enforceable against or is levied upon any of the property or assets of the Borrower or the Guarantor;

      (n) if the Borrower or the Guarantor defaults in the payment of any obligation in respect of borrowed money or in the performance or observance of any agreement in respect of borrowed money where as a result of such default, the maturity of such indebtedness is or may be accelerated or such creditor commences any enforcement proceedings against the Borrower or the Guarantor or any of its collateral;

      (o) if the Borrower defaults in the payment, or performance of any material obligation, under any Material Contract, such determination to be made by the Bank in its absolute and sole discretion;

      (p) if a judgment or order for payment of monies is rendered against the Borrower or the Guarantor and is not immediately paid or stayed after it has been rendered to the Bank's satisfaction, in its absolute and sole discretion; and

      (q) if there occurs, in the Bank's opinion, a materially adverse change, in the financial condition of the Borrower or the Guarantor, the value of the Borrower's or the Guarantor's property and assets, the operation or ownership of the Borrower or the Guarantor, or the Borrower's or the Guarantor' business.

Upon a default, whether or not there is any availability under the Credit Facilities, without any notice or demand whatsoever, the right of the Borrower to receive any advance or other accommodation of credit shall be immediately terminated and the Bank shall be entitled, in addition to all other remedies at law and under any security or other agreement, to continue to exercise its rights under Sections 8, 10 and 11 of this Agreement, including, without limitation, the right to notify and direct account debtors of the Borrower to pay Accounts Receivable directly to the Bank, to sweep the aforementioned blocked account on a daily basis and to apply any credit balance in the blocked account against any outstanding indebtedness owing to the Bank in such order and against such facility as it deems fit. In addition, upon a default, all indebtedness of the Borrower to the Bank, including, without limitation, an amount equal to the face amount of all outstanding L/Gs and the Fx Reserve which may, at the Bank's option, be held by the Bank in a general continuing collateral account as collateral security therefor, shall become immediately due and payable.

17.   CONDITIONS PRECEDENT:

The Bank's obligation to make each and every advance or other accommodation of credit to the Borrower and to make each and every advance at any particular advance rate, shall be subject to each of the following conditions precedent, which conditions precedent are inserted for the sole and exclusive benefit of the Bank and may only be waived by the Bank in writing:

      (a) the Bank shall have received evidence satisfactory to the Bank that Marubeni Corporation will be paid all money owing to it by the Borrower on the Effective Date, and that Marubeni Corporation will release its security;

      (b) the representations and warranties set out herein shall be true and correct on the date of each accommodation of credit or date that any Statement is required to be delivered;

      (c) no default shall have occurred or be continuing nor shall there be any default by the Borrower or the Guarantor under this Agreement after making any accommodation of credit available to the Borrower;

      (d) the Bank shall have received all of the agreements, documents, statements, information, questionnaires and certificates contemplated herein and such other agreements, documents, statements, information, questionnaires and certificates as the Bank may require, all in form and substance satisfactory to the Bank;

      (e) subject to subsection 15(d), confirmation of the closure of all bank accounts of the Borrower and any predecessors of the Borrower, and any joint accounts held by the Borrower with other parties including without limitation the joint account held by the Borrower and Marubeni Corporation other than the Borrower's bank accounts which have been disclosed to the Bank and which the Bank has confirmed in writing can remain open and are subject to the Bank's standard form blocked accounts agreement referred to herein;

      (e1) on the Effective Date the Borrower shall have provided the Bank with a complete and accurate listing of all cheques drawn on the Permitted Accounts (which list shall include cheque number, date, amount and payee information) that have not yet been presented for payment and are outstanding;

      (f) the receipt by the Bank of waivers, consents, acknowledgements and agreements which the Bank requires to make such accommodations of credit available to the

            Borrower and which are satisfactory to it, to be determined by the Bank in its absolute and sole discretion;

      (g) the completion by the Bank of its due diligence, and the receipt by the Bank of the field examination report, including without limitation reports concerning the Borrower's inventory system, and Inventory appraisals, with results acceptable to the Bank, in its absolute and sole discretion;

      (h) the review by the Bank of the accounts receivable insurance policy of the Borrower with results acceptable to the Bank in its absolute and sole discretion;

      (i) the Bank shall have received full and complete executed copies of all Material Contracts and conducted reviews of such Material Contracts, with results acceptable to the Bank in its absolute and sole discretion;

      (j) the Bank shall have received the following documents, each in full force and effect and in form and substance satisfactory to the Bank and its solicitors:

            (i)   a properly executed copy of this Agreement;

            (ii) the security listed in Schedule "B", duly registered, constituting a valid encumbrance on all of the assets and undertaking of the Borrower and the Guarantor intended to be charged thereunder, which encumbrance shall rank senior to all other encumbrances on such assets and undertaking of the Borrower and the Guarantor, as applicable, except as otherwise expressly agreed by the Bank in writing;

            (iii) a certificate as to corporate and general matters certified by a director or senior officer of the Borrower and to which shall be attached certified copies of: (i) the Borrower's constating documents including the sections of the Articles or By-laws, as the case may be, dealing with the borrowing of money, the giving of financial assistance and security and the execution of documents; and (ii) the corporate proceedings taken by the Borrower authorizing it to execute, deliver and perform its obligations under this Agreement and any other agreement to which the Borrower is a party;

            (iv) certificates as to corporate and general matters certified by directors or senior officers of the Guarantor and to which shall be attached certified copies of: (i) the Guarantor's constating documents including the sections of the Articles dealing with the borrowing of money, the giving of financial assistance and security and the execution of documents; and
                  (ii) the corporate proceedings taken by the Guarantor authorizing it to execute, deliver and perform its obligations under this Agreement and any other agreement to which the Guarantor is a party;

            (v) an assignment of all risks, business interruption and accounts receivable insurance with the Bank as first loss payee and as an additional insured with a standard mortgage clause against Inventory, supported with an endorsement of all such insurance policies and a certificate of insurance confirming that the Bank shall receive not less than 30 days' prior written notice of any amendment, renewal, endorsement, expiration or cancellation of such policies

            (vi) such opinions of legal counsel to the Borrower and the Guarantor in form and substance satisfactory to the Bank and its legal counsel; and

            (vii) such environmental reports on the property where the Borrower conducts business as the Bank deems necessary with results acceptable to the Bank, in its absolute and sole discretion; and

            (viii) such other documents as the Bank may reasonably require.

      (k) the Bank shall have received copies of the Borrower's business plan with projected results for the fiscal years ending March 2006 and 2007; and

      (l) the Bank shall have received and reviewed the audited consolidated financial statements for the year ending March 31, 2005 for Pine Valley.

18.   MISCELLANEOUS:

      (a) EXPENSES. The Borrower shall pay the reasonable fees and expenses incurred by the Bank (including, without limitation, all professional fees) in connection with the preparation, negotiation, documentation and operation all of the credit facilities contemplated hereunder and the enforcement of the Bank's rights and remedies hereunder and under any other document delivered pursuant to this Agreement, whether or not any amounts are advanced hereunder.

      (b) INCREASED COSTS. The Borrower shall reimburse the Bank for any additional costs or reduction in income arising as a result of (i) the imposition of, or increase in, taxes on payments due to the Bank hereunder (other than tax on the overall net income of the Bank),
            (ii) the imposition of, or increase in, any reserve or other similar requirements, (iii) the imposition of, or change in, any other condition affecting the Credit Facilities imposed by any applicable Law or the interpretation thereof.

      (c) TAXATION AND DUTIES. Any and all payments to be made by the Borrower hereunder will be made free and clear of any and all present and future taxes, withholdings or deductions of whatsoever nature. The Borrower will also be responsible for the due payment of any levies, import duties or charges incurred in connection with any of the credit facilities contemplated hereunder.

      (d) SET-OFF. The Bank is hereby irrevocably and unconditionally authorized and directed at any time, without notice to the Borrower or the Guarantor or demand, to apply any amount held by the Bank pursuant to any blocked account or lock box arrangement established or any credit balance in any account of the Borrower towards the payment of any obligation of the Borrower to the Bank hereunder whether in the same or other currency in such order and against such facility as it deems fit. For greater certainty, it is hereby understood and agreed that the Borrower shall only be given value for the application of such funds, one Business Day from the date of such application.

      (e) POWER OF ATTORNEY. The Borrower and the Guarantor hereby grant to the Bank and its officers, employees and agents from time to time, with full power of substitution and coupled with an interest, its power of attorney to do all such acts, matters and things that the Bank may deem necessary to give effect to this Agreement, including, without limitation, for the express purpose of notifying and directing the Borrower's account debtors to make all payments directly to the Bank and for the express purpose of endorsing any cheques, bills of exchange or other payment instruments. The Borrower and the Guarantor shall indemnify and save the Bank harmless from and against any and all claims, losses, costs, fees and expenses, demands, debts, liabilities and obligations incurred by the Bank in connection with any of the foregoing.

      (f) INDEMNITY. The Borrower and the Guarantor agree to indemnify and hold the Bank and its officers, directors, employees, agents and advisors (each, an "INDEMNIFIED PERSON") harmless from and against any and all suits, actions, demands, obligations, proceedings, claims, damages, losses, liabilities, costs, fees and expenses of any kind or nature whatsoever (including any and all professional fees and disbursements, on a solicitor and client basis) which may be instituted, asserted against or incurred by any Indemnified Person as a result of or in connection with, credit having been extended, suspended or terminated under this Agreement, the transactions contemplated hereunder or any other agreement or document contemplated hereunder or delivered in connection herewith (collectively, the "DOCUMENTS"), any investigation, litigation or proceeding in connection herewith or any other Documents, and the enforcement, performance, administration, action or inaction by any of the Indemnified Persons of or under this Agreement or any of the other of the Documents, including, without limitation, relating to any and all claims for product liability, environmental liability and non-payment of taxes (collectively, the "INDEMNIFIED LIABILITIES"), except to the extent that any such Indemnified Liability is finally determined by a court of competent jurisdiction to have resulted solely from such Indemnified Person's gross negligence or wilful misconduct. No Indemnified Person shall be responsible or liable to any other party to this Agreement or any of the other Documents, any heir, executor, administrator, other legal personal representative, successor, assignee or third party beneficiary of such Person or any other Person asserting claims derivatively through such party, for indirect, punitive, exemplary or consequential damages which may be alleged or incurred as a result of or arising out of any of the above, including, without limitation, credit having been extended, suspended or terminated under this Agreement or any of the other Documents, or any of the transactions contemplated under this Agreement or any of the other Documents except to the extent that any such Indemnified Liabilities, as finally determined by a court of competent jurisdiction, result solely from such Indemnified Persons gross negligence or wilful misconduct.

      (g) NOTICES. Any notice or demand or other written communication hereunder shall be given by facsimile, letter or by electronic means of communication. A facsimile communication shall be deemed received on the Business Day following its transmission. A letter shall be deemed received when delivered to the receiving party, at the address shown herein. An electronic communication shall be deemed received on the day of transmittal if a Business Day and before 5:00 p.m., or if not, on the next Business Day. Each party shall be bound by any notice given hereunder and entitled to act in accordance therewith.

      (h) COUNTERPARTS, ETC. This Agreement may be executed in any number of counterparts and by facsimile transmission, each of which shall be deemed to be an original and all of which when taken together, shall constitute one and the same Agreement. Furthermore, any Statement or monthly officer's certificate required to be delivered by or on behalf of the Borrower to the Bank hereunder, may be submitted electronically by e-mail transmission addressed to assetbfi@rbc.com or to such other e-mail address as shall be notified by the Bank to the Borrower from time to time. Any Statement or monthly officer's certificate submitted electronically by way of e-mail, whether or not a signature appears thereon, shall have the same legal effect as if it was signed by the Person submitting same and an original thereof delivered to the Bank. Without limiting the foregoing, the Bank shall be entitled to consider any Statement or monthly officer's certificate that the Bank receives by or on behalf of the Borrower, whether or not a signature appears thereon, as duly authorized and delivered to the Bank, and the Borrower acknowledges, confirms and agrees that any such communication shall be binding upon the Borrower.

      (i) AMENDMENTS AND WAIVERS. No amendment, modification or waiver of any provision of this Agreement or consent to any departure by the Borrower from any provision of this Agreement will in any event be effective unless it is in writing and then the amendment, modification, waiver or consent will be effective only in the specific instance, and for the specific purpose and length of time for which it is given by the Bank. No failure to exercise and no delay in exercising on the part of the Bank, any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other right, power or privilege.

      (j) SEVERABILITY. If any provision of this Agreement is or becomes prohibited or unenforceable in any jurisdiction, such prohibition or unenforceability shall not invalidate or render unenforceable the provision concerned in any other jurisdiction nor invalidate, affect or impair any of the remaining provisions hereof.

      (k) GOVERNING LAW. This Agreement shall be interpreted and enforced in accordance with, and governed by, the laws of the Province of B.C. (without regard to rules or principles relating to conflicts of laws) and of Canada applicable therein.

      (l) WHOLE AGREEMENT. This Agreement and any security or other documents and agreements delivered pursuant to or referred to in this Agreement; constitutes the whole and entire agreement between the parties in respect of the credit facilities contemplated hereunder.

      (m) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and enure to the benefit of the Bank, the Borrower and the Guarantor and their respective heirs, executors, administrators, other legal representatives, successors and assigns. Neither this Agreement nor any interest in this Agreement may be assigned by the Borrower without the prior written consent of the Bank. The Bank may assign or transfer or grant participations in its rights or obligations under this Agreement in whole or in part at any time upon giving reasonable notice to the Borrower and the Guarantor. The Bank may disclose to potential or actual transferees or assignees or participants, any information regarding the Borrower and the Guarantor as the Bank considers necessary and the Borrower and the Guarantor consent to such disclosure.

      (n) FURTHER ASSURANCES. The Borrower shall promptly execute and deliver all further documents and do all other acts or things and take all further action that the Bank may require to give effect to the provisions of this Agreement, including, without limitation, providing the Bank with any further security it may require in connection with the debts, liabilities and obligations of the Borrower to the Bank at any time and from time to time.

      (o)   EFFECTIVE DATE. This Agreement becomes effective on the Effective
            Date.

      (p) CONFLICTS,. In the event of any conflict between the terms and provisions of this Agreement and the terms and provisions of any security or other agreements delivered to the Bank pursuant to this Agreement and referred to in Schedule "B" or otherwise, the provisions of this Agreement shall govern, but only to the extent of such conflict.

      (q) PUBLICATION. The Borrower and the Guarantor hereby consent to the Bank publishing and disclosing such details of the credit facilities contemplated hereunder to such Persons as the Bank deems appropriate for advertising or public relations purposes on the condition that the Bank permits Pine Valley, as a public company, to first approve the proposed disclosure.

      (r) CREDIT INFORMATION. The Borrower and the Guarantor hereby consent to the collection, use, exchange and disclosure of credit or other information from time to time by the Bank with any other financial institution, credit bureau, credit reporting agency and any Person which the Borrower and the Guarantor may have business dealings with. The Borrower and the Guarantor understand that this information may be used for any purpose relating to the credit facilities contemplated hereunder, including, without limitation, the exercise of any of the Bank's rights hereunder or under any other agreement or document contemplated hereunder.

      (s) CURRENCY. All amounts referred to herein are in Canadian Dollars unless otherwise specifically indicated and all U.S. assets, including without limitation, all U.S. Accounts Receivable, shall be valued in, and converted into, Canadian Dollars in accordance with the Bank's customary banking and conversion practices and procedures.

      (t) PERMITTED LIENS. For greater certainty, it is hereby understood and agreed by the parties hereto that the definition and use of the term "Permitted Liens" herein shall mean that such encumbrances are permitted to exist but shall in no way be interpreted to mean that such encumbrances are entitled to any priority over the Bank's security interests and hypothecs and the Borrower hereby specifically and expressly acknowledged and agree that any such encumbrances not properly perfected under applicable Law shall not be entitled to priority over the Bank's security interests and that this Agreement is not intended and shall not confer any rights upon any Person whatsoever who is not a party to this Agreement.

                                  The rest of this page intentionally left blank

Please acknowledge your acceptance of the above terms and conditions by signing the attached copy of this Agreement in the space provided below and returning it to the Bank.

                                   Yours truly,

                                   ROYAL BANK ASSET BASED
                                   FINANCE, a division of Royal Bank of
                                   Canada

                               By: /s/ T. Vanderlaan
                                   ---------------------------------------------
                                   Name: T. Vanderlaan
                                   Title: Senior Manager, Underwriting

                               By: /s/__________________________________________
                                   Name:
                                   Title: Senior Manager, Portfolio

WE ACKNOWLEDGE AND ACCEPT the terms and conditions of this Agreement.

PINE VALLEY MINING                             FALLS MOUNTAIN COAL
CORPORATION                                    INC.

By: /s/ Martin Rip                             By: /s/ Martin Rip
    ---------------------------                    -----------------------------
    Name: Martin Rip                               Name: Martin Rip
    Title: VP Finance & CFO                        Title: Secretary

I have the authority to bind the Corporation   I have the authority to bind the
                                               Corporation

Suite 501 - 535 Thurlow Street                 Suite 501 - 535 Thurlow Street
Vancouver, B.C. V6E 3L2,                       Vancouver, B.C. V6E 3L2,
Fax No. 604.682.4698                           Fax No. 604.682.4698
E-mail address                                 E-mail address
mrip@pinevalleycoal.com                        mrip@pinevalleycoal.com

                                             [Signatures continued on nex page.]

PINE VALLEY COAL LTD.

By: /s/ Martin Rip
    ---------------------------
    Name:
    Title:

    I have the authority to bind the Corporation.

    SUITE 501 - 535 THURLOW STREET
    VANCOUVER, B.C. V6E 3L2,
    FAX NO. 604.682.4698
    E-MAIL ADDRESS
    Mrip@pinevalleycoal.com

THE GUARANTOR HEREBY ACKNOWLEDGES AND ACCEPTS the terms and conditions of this Agreement.

GLOBALTEX GOLD MINING
CORP.

By: /s/ Martin Rip
    ---------------------------
    Name: Martin Rip
    Title: Secretary

    I have the authority to bind the Corporation.

    SUITE 501 -- 535 THURLOW STREET
    VANCOUVER, B.C. V6E 3L2,
    FAX NO. 604.682.4698
    E-MAIL ADDRESS
    Mrip@pinevalleycoal.com

Schedule "A" to the Agreement between the Borrower and the Bank.

                                   DEFINITIONS

"ACCOUNTS RECEIVABLE" consists of amounts, including applicable taxes, which are owed to the Borrower by a customer for goods or services sold on credit;

"AFFILIATE" shall have the meaning as such term is defined in the British Columbia Business Corporations Act;

"ASSOCIATE" shall have the meaning as such term is defined in s.195 of the British Columbia Business Corporations Act;

"BANKERS' ACCEPTANCE" or "BA" means a bill of exchange, including a depository bill issued in accordance with the Depository Bills and Notes Act (Canada), drawn on the Bank by, and payable to the order of, the Borrower which have been accepted by the Bank;

"BRANCH OF ACCOUNT" has the meaning ascribed thereto in the opening paragraph on page 1 of the Agreement;

"BUSINESS DAY" means a day, excluding Saturday, Sunday and any legal holidays in EITHER ONTARIO OR B.C., on which the Branch of Account is open for business and, when used in connection with a Libor Loan, means, in addition to the foregoing, a day on which dealings in US currency deposits by and between leading banks in the London Interbank Market may be concluded;

"CANADIAN DOLLARS" and the symbols "CAD", "CDN$" and "$" each mean lawful money of Canada unless otherwise indicated;

"CANADIAN GAAP" shall mean generally accepted accounting principles in Canada as in effect from time to time and for the period as to which such accounting principles ought to apply;

"CAPITAL EXPENDITURES" means, for any fiscal period, any amounts accrued or paid in respect of any purchase or other acquisition for value of capital assets, and for greater certainty, excludes amounts expended in respect of the normal repair and maintenance of capital assets utilized in the ordinary course of business;

"CONDITIONAL" means an Eligible Accounts Receivable for which the Borrower is awaiting the results of lab analysis of the quality of coal that is the subject of the account receivable, and reported by the Borrower on the Statement of Assets as a Conditional Accounts Receivable;

"CREDIT LIMIT" means the lesser of the following:

      (a)   $20,000,000 less the L/G Limit and the Fx Reserve; and

      (b)   the Facility Borrowing Base less the L/G Limit and the Fx Reserve

"EBITDA" means, for any fiscal period, net income from continuing operations (excluding extraordinary gains or losses) plus, to the extent deducted in determining net income, any and all Interest Expenses and income taxes accrued during, and depreciation, depletion and amortization expenses deducted for, such fiscal period;

"EFFECTIVE DATE" means that date upon which all documents required by the Bank to complete the transactions contemplated herein, have been executed and unconditionally delivered to the Bank free of any escrow arrangements, and the Credit Facility becomes available to the Borrower;

"ELIGIBLE ACCOUNTS RECEIVABLE" means total Accounts Receivable arising in the ordinary course of the Borrower's business insured by an insurer acceptable to the Bank, or which are secured by an irrevocable letter of credit, which the Bank in its sole and absolute discretion shall deem eligible based on such considerations as the Bank may from time to time deem appropriate and which conform in all respects to the representations and warranties set forth herein, less:

      (a) any amount which remains unpaid by any customer of the Borrower after 60 days from Invoice Maturity Date where that amount represents less than 15% of the total indebtedness owing by that customer and less the whole account (all amounts owing by such customer) if the amount over 60 days from Invoice Maturity Date represents 15% or more of the total indebtedness owing by that customer, which percentage of the total indebtedness owing by a customer to the Borrower may be varied by the Bank at any time in its absolute and sole discretion;

      (b) any amounts over accepted credit limits established by the Bank from time to time in its sole and absolute discretion for each account debtor of the Borrower which credit limits may be changed by the Bank at any time and from time to time as the Bank deems appropriate in its sole and absolute discretion;

      (c) any Accounts Receivable granted extended credit terms beyond 30 days unless pre-approved by the Bank in writing;

      (d) any amounts which are conditional upon or subject to any service, acceptance, guarantee, warranty, rebate, discount, allowance, joint advertising fee, credit, set-off, trade dispute or other dilutive factor or other claim of any customer or obligation of the Borrower;

      (e) all employee, Affiliated or Associated, contra and foreign accounts not expressly approved in writing by the Bank;

      (f) any lease, rental, royalty or like payments owing by any customer to the Borrower;

      (g) any amount which arises from a sale on a cash basis, bill and hold, guaranteed sale, sale or return, sale on approval, contra account, consignment or any other repurchase or return basis;

      (h) any amounts from any customer of the Borrower under any proceeding under any Insolvency Statute;

      (i) the value of all credits available to customers of the Borrower regardless of whether credit notes have been issued or not;

      (j)   the value of debit memos in relation to any Accounts Receivable;

      (k) any Accounts Receivable which have been sold, transferred or assigned by the Borrower to any other Person;

      (l) any Accounts Receivable in which the account debtor is a federal, provincial or municipal governmental body, corporation, commission, board, agency, foundation, association, council or other authority of any kind whatsoever which are not validly assignable to, and payment thereof is not enforceable by, the Bank; and

      (m) any other amounts deemed ineligible by the Bank, in its sole and absolute discretion.

"ELIGIBLE INVENTORY" means the value of the Borrower's Inventory which the Bank considers in its sole and absolute discretion to be eligible based on such considerations as the Bank may from time to time deem appropriate and which conform in all respects to the representations and warranties set forth herein and, without limiting the generality of the foregoing, no Inventory shall be "Eligible Inventory" unless it consists of saleable coal

      (a)   that is of merchantable quality and in saleable condition

      (b) that is unconditionally owned by, and in the physical possession of, the Borrower at locations satisfactory to the Bank, provided that the coal located at the port will be low ash coal, has not been billed to a customer or is being held by any other Person, unless waivers and consents have been executed and delivered to the Bank or reserves have been taken, to the Bank's satisfaction in its absolute and sole discretion;

      (c) which is not in transit from the Borrower unless it is low ash coal on the rail insured as required by the Bank;

      (d) are not unsaleable as determined by the Bank in its sole and absolute discretion;

      (e) meet all standards imposed by any governmental authority and are in compliance with all Laws, Permits and Material Contracts;

      (f) are not subject to any restrictions relating to their sale or liquidation, including, without limitation, pursuant to any trade-mark, distribution or licensing arrangement unless waivers and consents have been executed and delivered to the Bank to its satisfaction, in its absolute and sole discretion;

      (g) can be verified by an inventory system acceptable to the Bank in its absolute and sole discretion;

      (h) can be sold or liquidated without a Permit unless the Borrower possesses all such required Permits and such Permits are not terminable upon any proceeding under any Insolvency Statute;

      (i) which are deemed eligible by the Bank in its sole and absolute discretion;

"EQUIVALENT AMOUNT" means, with respect to an amount of Canadian Dollars, the amount of any other currency required to purchase that amount of Canadian Dollars through Royal Bank of Canada in Toronto at its noon spot rate, in accordance with normal banking procedures.

"FACILITY BORROWING BASE" means at the date of determination, an amount equal to the aggregate of:

      (a)   for Eligible Accounts Receivables:

            (i) with lab results confirming the quality of the coal when the Borrower first reports them on the Statement of Assets, 90%; or

            (ii)  that are Conditional:

                  (A) when the Borrower first reports them on the Statement of Assets; 70%; plus

                  (B) when the lab results confirm the quality of the coal, 20% if there is no adjustment of the Eligible Accounts Receivable, or if there is an adjustment necessary, then the difference between 90% of the adjusted Eligible Accounts Receivable and 70% of the amount reported as Conditional; and

      (b)   85% of the NOLV of Eligible Inventory,

      less any reserves established by the Bank in its sole and absolute discretion, including, without limitation, the L/G Limit, and any Fx Reserve in respect of negative cost test variances, any physical inventory count negative variance and an amount equal to the accounts payable, pursuant to the weekly Statement of Assets, to Neptune and to BC Rail Partnership and its successor, CN Rail, and for any matter or thing which affects the collectability of the Accounts Receivable, a realisation of the Inventory or the Bank's first (subject to Permitted Liens) secured priority position. The Borrower hereby acknowledges and agrees that the aforesaid advance rates may be varied by the Bank at any time in its absolute and sole discretion without notice to or consent of the Borrower or the Guarantor as a result of, inter alia, an adverse change in the value or the quality of the property and assets of the Borrower, any dilutive effect on any Accounts Receivable, the creditworthiness of the Borrower's account debtors, or an adverse change in the Borrower's business, financial condition or prospects. More specifically, the Borrower hereby acknowledges that the advance rate for Eligible Inventory is based upon a certain or assumed NOLV and hereby agrees that the Bank may vary such advance rates as the Bank deems appropriate in its sole and absolute discretion if there is an adverse change in such NOLV or any market factors which may affect such liquidation values;

"FALLS MOUNTAIN" means Falls Mountain Coal Inc., a company incorporated under the laws of the Province of British Columbia;

"FIXED CHARGE COVERAGE RATIO" means, for any fiscal period, the ratio of EBITDA plus payments under operating leases less cash income taxes and Unfunded Capital Expenditures to Fixed Charges;

"FIXED CHARGES" means, for any fiscal period, the aggregate amount of Interest Expenses, scheduled principal payments in respect of any and all obligations for borrowed money plus, without duplication, all obligations for the deferred payment of the purchase of any property, all capital lease obligations, payments under operating leases and any payments to any shareholder, officer, director, subsidiary, Associate or Affiliate of the Borrower or of any of their respective subsidiaries, Associates or Affiliates, including, without limitation, any bonuses, dividends, salaries, repayment of debt, making of loans or other forms of remuneration other than payments of salaries in the normal course of business and consistent with past practice;

"FX CONTRACTS" has the meaning ascribed thereto in Section 7; "Fx Deficiency" has the meaning ascribed thereto in Section 7; "Fx Facility" has the meaning ascribed thereto in Section 7;

"FX FACILITY CREDIT LIMIT" has the meaning ascribed thereto in Section 7; "Fx Reserve" has the meaning ascribed thereto in Section 7;

"GOODS" shall mean all "goods" as such term is defined in the Personal Property Security Act (British Columbia).

"GUARANTOR" shall mean Globaltex Gold Mining Corp., a company incorporated under the laws of the Province of British Columbia, and any other Person who becomes a guarantor or surety of the Borrower's obligations to the Bank and any reference to "Guarantor" shall mean all of them collectively;

"HAZARDOUS MATERIALS" shall mean any hazardous, toxic or dangerous substances, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Laws (including, without limitation, any that are or become classified as hazardous or toxic under any Laws);

"INSOLVENCY STATUTE" means any of the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada), the Winding Up and Restructuring Act, any applicable corporation statute governing the Borrower or the Guarantor and Title 7 or Title 11 of the United States Code entitled "Bankruptcy", each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law affecting creditors' rights of any jurisdiction;

"INTEREST DETERMINATION DATE" means, with respect to a Libor Loan, the date which is 2 Business Days before the first day of the Libor Interest Period applicable to such Libor Loan;

"INTEREST EXPENSES" means, for any fiscal period, the aggregate costs of advances of credit outstanding during that period, including, without limitation, interest charges, capitalized interest, the interest component of capital leases, fees payable in respect of any and all letters of credit and letters of guarantee and discounts incurred, and fees payable, in respect of any and all bankers' acceptances;

"INVENTORY" means "INVENTORY" (as such term is defined in the Personal Property Security Act (BRITISH COLUMBIA)) of the Borrower;

"INVOICE" means any document or electronic data file issued or forwarded by the Borrower to its customer, which evidences an account;

"INVOICE DATE" means the date specified on an Invoice as its date of issue.

"INVOICE MATURITY DATE" shall mean the day on which the Invoice matures, based on the terms of the Invoice. The maturity date will not exceed 30 days from the Invoice Date unless otherwise authorized by the Bank in writing;

"LAWS" means all laws, regulations, rules, codes, policies, directives, handbooks, orders, statements, bulletins and industry standards whether or not having the force of law;

"LETTER OF CREDIT" means a documentary credit issued by the Bank on behalf of the Borrower for the purpose of paying suppliers of goods;

"LETTER OF GUARANTEE" means a documentary credit issued by the Bank on behalf of the Borrower for the purpose of providing security to a third party that the Borrower or a person designated by the Borrower will perform a contractual obligation owed to such third party;

"LIBOR" means, with respect to each Libor Interest Period applicable to a Libor Loan, the annual rate of interest (rounded upwards, if necessary, to the nearest whole multiple of one sixteenth of one percent (1/16th%)), at which the Bank, in accordance with its normal practice, would be prepared to offer deposits to leading banks in the London Interbank Market for delivery on the first day of each of such Libor Interest Period, for a period equal to each such Libor Interest Period, such deposits being in US currency (or other agreed upon Eurocurrency specified herein) of comparable amounts to be outstanding during such Libor Interest Period, at or about 10:00 a.m. (Toronto time) on the Interest Determination Date;

"LIBOR INTEREST DATE" means with respect to any Libor Loan, the last day of each Libor Interest Period and, if the Borrower selects a Libor Interest Period for a period longer than 3 months, the Libor Interest Date shall be the date falling every 3 months after the beginning of such Libor Interest Period as well as the last day of such Libor Interest Period;

"LIBOR INTEREST PERIOD" means, with respect to any Libor Loan, the initial period (subject to availability) of approximately 1 month (or longer whole multiples of 1 month to and including 6 months as selected by the Borrower and notified to the Bank by written notice) or such shorter or longer period as the Bank in its sole discretion shall make available commencing on the date on which such Libor Loan is made or another method of Borrowing is converted to a Libor Loan, as the case may be, and thereafter, while such Libor Loan is outstanding, each successive period (subject to availability) of 1 month (or longer whole multiples of 1 month to and including 6 months, as selected by the borrower and notified to the Bank by written notice) commencing on the last day of the immediately preceding Libor Interest Period;

"LIBOR LOANS" means the LIBOR loans in US$ described in Schedule "I";

"LIENS" means any lien, security interest, charge, mortgage, hypothec, prior claim, right of retention, right of distress, trust claim, deemed trust, right of repossession or similar right of unpaid suppliers, lease, leasing (credit-bail), conditional sale, bailment, consignment or any other adverse claim or other encumbrance whatsoever;

"L/GS" has the meaning ascribed thereto in Section 4;

"L/G LIMIT" means N/A at present or such other amount as may be agreed to in writing by the Bank from time to time; "MATERIAL CONTRACTS" has the meaning ascribed thereto in paragraph 12(i) of this Agreement;

"NET ORDERLY LIQUIDATION VALUE" or "NOLV" means the determination by an independent broker of the average monthly PCI Coal price (including coking coal when required) adjusted monthly based on the previous month's prices, and confirmed quarterly by a professional appraisal opinion, from a Bank appointed appraiser performed in accordance with the guidelines established by the Uniform Standards of Professional Appraisal Practices, of the net proceeds that could be expected from an orderly liquidation sale of the inventory, professionally managed.

"PERMITS" means all licences, certificates, consents, franchises, permits, approvals or similar authorizations;

"PERMITTED LIENS" means:

      (a) any "purchase money security interest" or vendor's hypothec or other Lien on equipment (as defined in the Personal Property Security Act (British Columbia)) used by the Borrower in the operation of its business and which is not for resell, lease or rental to its customers which is assumed, created or reserved to secure the unpaid purchase price of such equipment after the date hereof provided that any such Lien is limited to the equipment so acquired, does not include, charge, apply or attach to the Equipment, and that the principal amount secured thereby is not increased;

      (b) Liens in favour of each of the secured parties set out in the schedule attached as Schedule J;

      (c)   Liens in favour of the Bank; and

      (d)   Liens consented to by the Bank in writing;

"PERSON" means an individual, partnership, corporation, company, trustee, trust, unincorporated organisation, non-share capital corporation, or any federal, provincial or municipal governmental body, corporation, commission, board, agency, foundation, association, counsel or other governmental authority of any kind whatsoever, or any other entity whatsoever;

"PINE VALLEY" means Pine Valley Mining Corporation, a company incorporated under the laws of the Province of British Columbia;

"PVC" means Pine Valley Coal Ltd., a company incorporated under the laws of the Province of Alberta;

"RBP" and "ROYAL BANK PRIME" means the annual rate of interest announced by the Bank from time to time as being a reference rate then in effect for determining interest rates on Canadian Dollar commercial loans made in Canada;

"RBUSBR" and "ROYAL BANK U.S. BASE PRIME RATE" means the annual rate of interest announced by the Bank from time to time as being a reference rate in effect for determining interest rates on US Dollar commercial loans made in Canada;

"TANGIBLE NET WORTH" shall mean the aggregate amount of all contributed capital, retained earnings, contributed surplus and shareholder loans formally and unconditionally postponed to and in favour of the Bank less any and all intangibles, including, without limitation, goodwill, deferred charges, net leasehold improvements, investments in or advances to any shareholders or any subsidiary, Affiliate or Associate of the Borrower or any of its officers, directors, employees or shareholders any capitalized interest, future income taxes, and any or all other assets classified as intangibles under Canadian GAAP;

"UNFUNDED CAPITAL EXPENDITURES" means any Capital Expenditure made solely with the use of the Borrower's cash flow generated from its operations and for greater certainty, not with the use of any Credit Facilities provided by the Bank to the Borrower;

US DOLLARS" and the symbols "US$" each mean lawful money of the United States of America; and

"WILLOW CREEK PROJECT" means the coal mine in the Peace River District of British Columbia, 45 kilometres from the town of Chetwynd known as the Willow Creek Coal Project.

This is Schedule "B" to the Agreement between the Borrower and the Bank.

                          SECURITY/CAPITAL REQUIREMENTS

1. A general security agreement providing for a first (subject to Permitted Liens) charge over all of the Borrower's present and after acquired property and including a floating charge on land to be provided by each of Pine Valley, Falls Mountain, and PVC.

2. Section 426 and 427 Bank Act Security providing for a first (subject to Permitted Liens) charge over all of the Borrower's Inventory, including the coal in situ.

3. All necessary acknowledgements, delivery acceptance certificates, subordinations, priority agreements, consents, assignments, landlord's waivers (including any applicable future waivers) or assignments of lease(s) which are necessary in the Bank's sole opinion to ensure the first (subject to Permitted Liens) priority position of all of the Bank's security.

4.    Unlimited guarantee from the Guarantor in relation to each Borrower.

5. A general security agreement providing for a first (subject to Permitted Liens) charge over all of the Guarantor's present and after acquired property and including a floating charge on land

6. Postponement of Claims from the Guarantor in relation to each of Pine Valley, Falls Mountain and PVC.

7. CRA's business consent form whereby the Borrower provides its authorisation and consent for the Bank to communicate directly with CRA concerning the Borrower.

8. An assignment of all risks, business interruption and accounts receivable insurance with coverage acceptable to the Bank in its sole and absolute discretion with the Bank as first loss payee and as an additional insured with a standard mortgage clause against Inventory, supported with an endorsement of all such insurance policies and a certificate of insurance confirming that the Bank shall receive not less than 30 days' prior written notice of any amendment, renewal, endorsement, expiration or cancellation of such policies.

9.    Postponement and subordination agreement with The Rockside Foundation.

10.   Assignments of Material Contracts from Falls Mountain.

11. Such other security and other documents as the Bank deems necessary at any time in its sole and absolute discretion which shall be reviewed by the Bank from time to time.

12. Assignments of the Spot Contract and the Agency Agreements between Falls Mountain and Neptune Bulk Terminals (Canada) Ltd.

This is Schedule "C" to the Agreement between the Borrower and the Bank.

                    FINANCIAL, REPORTING AND OTHER COVENANTS

1. The Borrower shall deliver to the Bank, at least weekly, a Statement of Assets for Pine Valley and Falls Mountain, substantially in the form attached as Schedule "D", together with an electronic download of their accounts receivable ledger, debtor listing, a copy of their accounts payable ledger and a copy of their inventory listing by tonnage at the Mine, in transit, and at the Port with high ash tonnage at the Port to be broken out, and for product delivered and to which any outstanding accounts receivable relate, copies of relevant supporting documents from SGS Canada and from Neptune Bulk Terminals (Canada) Ltd. (as applicable) as to quantity, price and quality of that product, all in a form acceptable to the Bank, to substantiate all amounts on the Statement.

2. Within 30 calendar days of each month-end, the Borrower shall deliver to the Bank, for Pine Valley and Falls Mountain, monthly internally prepared financial statements which include at least a revenue and expense statement, a cash flow statement, trial balance and detailed balance sheet; a detailed inventory listing and accounts receivable and accounts payable listing; copies of supporting sales documentation (including bills of lading, and product quality test reports); all SGS Canada Inc. reports, and copies of all bank statements.

3. The Borrower shall deliver to the Bank audited consolidated year end financial statements of Pine Valley within 120 days of its year end, accountant reviewed year-end statements for Falls Mountain (effective March 2006); and accountant reviewed year-end statements (unconsolidated) for Pine Valley and the consolidation schedule prepared by the Borrower for Falls Mountain, the Guarantor and Pine Valley Coal Ltd.

4. The Borrower shall deliver to the Bank on a monthly basis within 30 calendar days of each month-end, certificates signed by an authorized officer of the Borrower, substantially in the form attached as Schedule "E".

5. The Borrower shall cause the Guarantor to deliver to the Bank internally prepared quarterly financial statements within 45 days of the end of each financial quarter of the Guarantor's fiscal year.

6. The Borrower shall promptly deliver to the Bank the annual reclamation report, and the annual water quality results currently due on March 31 and July 31 of each year, respectively. The Borrower will deliver to the Bank a list of any other environmental consultants' reports the Borrower receives in relation to the Willow Creek Project site, and all other annual reports filed by it with any regulatory authority concerning the state or condition of the Willow Creek Project site or Willow Creek Project operations. The Borrower will, at the Bank's written request, deliver to the Bank any of the reports on the list delivered by the Borrower and other reports filed by the Borrower with, or received by the Borrower from, a regulatory authority or inspector acting under the Mines Act, the Environmental Assessment Act, the Mine Development Assessment Act, the Land Act, the Forest Act, the Water Act, the Environmental Management Act, the Coal Act and the Health Act, or any replacement or similar statute including without limitation monthly water and air quality reports, monthly PM10 particulate report, deficiency reports or any other report or document concerning the environmental state or condition of the Willow Creek Project site or the Willow Creek Project operations.

7. The Borrower shall provide evidence satisfactory to the Bank that the Borrower has verified the Letter of Credit used to support the Borrower's asset retirement obligation is fully funded.

8. The Borrower shall confirm annually that all coal licenses and leases have been renewed and paid prior to the annual expiry date of March 31.

9. The Borrower shall deliver to the Bank its annual internally prepared business plan, including, without limitation, financial projections for the upcoming fiscal year, at least 30 calendar days prior to the end of the then current fiscal year.

10. The Borrower shall deliver to the Bank all documents or confirmations required by the Bank in connection with the Borrower's participation in an accounts receivable insurance program including, without limitation confirmation of payment of premiums and an authorization to permit direct contact between the insurance company and the Bank.

11. The Borrower shall deliver to the Bank any other documents, agreements, records and reports which the Bank reasonably requests from time to time.

This is Schedule "D" to the Agreement between the Borrower and the Bank.

TO: ROYAL BANK ASSET BASED FINANCE A DIVISION OF ROYAL BANK OF CANADA

                               STATEMENT OF ASSETS

Reference is made to a credit agreement dated with effect as of , 2005, between Pine Valley Mining Corporation, Pine Valley Coal Ltd., and Falls Mountain Coal Inc. (the "BORROWER") and Royal Bank Asset Based Finance, a division of Royal Bank of Canada (the "BANK") (the "AGREEMENT").

Defined terms used and not otherwise defined in this report, have the meanings given to them in the Agreement.

The undersigned hereby certifies, on behalf of Pine Valley/Falls Mountain [CIRCLE WHERE APPROPRIATE] (in this Statement, the 'Borrower"), that the following accurately represents certain assets and accounts and Potential Prior Ranking Claims (as indicated below) of, and against, the Borrower as of

_____________________________
(insert date of Statement)

                                                              CDN$                       US$
TOTAL ACCOUNTS RECEIVABLE                             $__________________       $___________________
CONDITIONAL ACCOUNTS RECEIVABLE                       $__________________       $___________________
INELIGIBLE ACCOUNTS RECEIVABLE
contra accounts                                       $__________________       $___________________
credit notes                                          $__________________       $___________________
debit memos                                           $__________________       $___________________
pre-billed invoices                                   $__________________       $___________________
Rebates                                               $__________________       $___________________
Other                                                 $__________________       $___________________
TOTAL ELIGIBLE INVENTORY                              $__________________       $___________________
                                                            tonnage                     tonnage

less the quantity of Inventory not unconditionally owned, on lease or rental, held by a third Person for the Borrower, not in physical possession of Borrower and not subject to a satisfactory waiver and consent, by location:

(specify location)                Mine                ____________tonnage
(specify location)             In transit             ____________tonnage
(specify location)                Port                ___high ash tonnage
(specify location)                Port                ____low ash tonnage
                               __________             ___________________
                               __________             ___________________

INELIGIBLE INVENTORY

Uninsured inventory in transit to either the
Borrower or its customers                       ____________    _________tonnage
                                                ____________    _________tonnage

consignment, bill and hold or bailment
Inventory                                       ____________    ________________

unsaleable Inventory                            ____________    ________________

Inventory subject to claims of unpaid
Suppliers                                       ____________    ________________

TOTAL INELIGIBLE INVENTORY IN TONNES

"POTENTIAL PRIOR-RANKING CLAIMS"

G.S.T.                                              $_________________________

H.S.T.                                              $_________________________

P.S.T.                                              $_________________________

Retail Sales Tax                                    $_________________________

Employee Source Deductions                          $_________________________

Employer Health Tax                                 $_________________________

Capital Tax                                         $_________________________

Municipal Taxes                                     $_________________________

Federal Income Taxes                                $_________________________

Business Taxes                                      $_________________________

Property Taxes                                      $_________________________

Workers Compensation Board (WCB) (or equivalent)    $_________________________

Accrued Vacation Pay                                $_________________________

Pension Plan Contributions (if applicable)          $_________________________

Realty Taxes (if applicable)                        $_________________________

Rent                                                $_________________________

Accrued Wages                                       $_________________________

Accrued Commissions                                 $_________________________

Union Dues Payable (if applicable)                  $_________________________

Other                                               $_________________________

The undersigned hereby further certifies that, save as specifically set forth above, there are no past due amounts owing for employee deductions, retail sales tax, GST any other applicable sales tax, income tax, capital tax, corporate tax, workplace safety and insurance compensation, vacation pay, pension plan contributions, utilities (eg. hydro), property taxes, municipal taxes, employee health tax, insurance premiums, business taxes, property taxes, municipal taxes, rent or other potential pari passu or prior-ranking claims. The Borrower also confirms that none of its assets are subject to any purchase-money security interests or other security interests ranking or purporting to rank pari passu or in priority to any and all security given by the Bank in connection with the credit facilities contemplated under the Agreement, other than Permitted Liens. The Borrower acknowledges, confirms and agrees that this Statement will be used and relied upon by the Bank in the calculation of the Facility Borrowing Base and making any accommodations of credit available to the Borrower.

Subject to the calculation of availability by the Bank, the Borrower requests an advance under the Credit Facility in the amount of (a) Cdn$______________ for deposit to our Account no.______________ on (b) US$________________ for deposit to our account no.________________ on_____________________ .

DATED this ______________ day of _______________, 200_______________.

                         _______________________________________________________
                        (insert name and title of authorized officer of Borrower

This is Schedule "E" to the Agreement between the Borrower and the Bank.

MONTHLY CERTIFICATE EXAMPLE

COMPANY NAME Falls Mountain Coal Inc._________________________________________
(the "COMPANY")

MONTHLY CERTIFICATE DATE _____________________________________________________

1.    TAXES

      Our Tax Position is as follows:

                                                      AMOUNT PAYABLE    PAST DUE

Federal Income Tax
Retail Sales Tax
GST HST PST
Property Tax
Business Tax
Municipal Tax
Excise Tax
Employee Income Tax
Employee Health Tax
Corporate Tax
Capital Tax

OTHER

Accrued Payroll
UIC Payable
Canadian Pension Plan
Vacation Pay
Rent
Workers Compensation Board
Utilities (e.g. Hydro)
Other Pension or Benefit Plans

2.    BORROWINGS AND SECURITY

Has there been any change to the borrowings of the Company and/or additional security or guarantees pledged?

                                                                        YES / NO

Name of Lender       :
Security given       :
Guarantees Given     :
Other Assets Pledged :
Amount

3.    BANK ACCOUNTS

Have any new bank accounts been opened?

                                                                        YES / NO

The following bank account was opened.

New Bank Account

Bank           :
Account Number :
Address        :

The new account was opened for the following reason:

Did you either directly or indirectly have any monies paid into any bank accounts for invoices.

                                                                        YES / NO

If yes, provide full details.

DATE OF DEPOSIT     AMOUNT      DEBTOR      INVOICES PAID

Bank statements for the month _______________________are enclosed.

4.    SHAREHOLDING

      Has there been any change in the shareholdings of the Company, its associates, affiliates (each as defined in the Canada Business Corporations Act) or subsidiaries, or has any movement in loan funds, guarantees or securities between the Company and/or its directors, officers, shareholders or employees or their respective associates, affiliates or subsidiaries taken place?

                                                                        YES / NO

The following movements took place:

5.    LEGAL ACTIONS/JUDGEMENTS

      Were any judgements recorded against the Company, or do you have any knowledge of any impending legal actions, or are you the subject of any pressure or threats from your financiers or creditors?

                                                                        YES / NO

      The following judgements, legal actions or creditor pressures are notified herewith:

6.    DEBTOR ACTIONS

      Did you take any legal action against any of your customers, or did you receive any adverse credit information which may effect their ability to pay the debt on due date?

                                                                        YES / NO

      The following action was taken against delinquent debtors and adverse credit information is detailed hereunder:

      NAME OF CUSTOMER          AMOUNT            ACTION TAKEN

      Are you aware of any invoices that are the subject of unissued credit notes, contras, offsets, claims or counterclaims, retention's or any other reasons why the invoices will not be paid in full?

                                                                        YES / NO

      The following are problematical debtors for the reasons given:

      DEBTOR                AMOUNT               REASON FOR DISPUTE

      Are there any debtors that the Company, its shareholders, officers, directors or its executive employees have any direct or indirect interest in?

                                                                        YES / NO

      We wish to declare the following interest in debtors:

      Were any special debtor terms negotiated during the month?

                                                                        YES / NO

      The following special debtor terms were agreed:

      NAME OF DEBTOR           NEW TERMS

7.    PRODUCTS OR SERVICE

      Has the Company changed its target market or the products or services offered?

                                                                          YES/NO

      The Company has changed its activities as follows:

8.    CHANGE IN ACTIVITIES

      The Company has changed its activity as follows:

9.    INSURANCE

      Has there been any changes to any insurance policies required to be maintained by the Borrower?

                                                                        YES / NO

      If so, please specify:

10.   REGISTERED AND EXECUTIVE HEAD OFFICE

      Has the Company moved its accounts receivable collection function, the location of the decision-makers or changed its registered head office?

                                                                          YES/NO

      If yes, state new location:

11.   COVENANTS

       A. FIXED CHARGE COVERAGE

       earnings before interest and taxes                   $__________________
       Depreciation                                         $__________________
       Amortization                                         $__________________
       payments under operating leases                      $__________________
       less: cash income taxes                              $__________________
       less: unfunded capital expenditures                  $__________________
       TOTAL:                                               $__________________

       interest expense                                     $__________________
       scheduled principal payments                         $__________________
       payments under operating leases                      $__________________
       distributions to shareholders, etc.                  $__________________
       TOTAL:                                               $__________________

       B.  TANGIBLE NET WORTH

       share capital                                        $__________________
       full and unconditionally postponed and subordinated
       shareholder loans                                    $__________________
       other investments                                    $__________________
       retained earnings                                    $__________________
       current earnings                                     $__________________
       other                                                $__________________
       SUBTOTAL:                                            $__________________
       less: intangibles                                    $__________________
       less: leasehold improvements                         $__________________
       less: inter-company investments                      $__________________
       less: goodwill                                       $__________________
       less: other                                          $__________________
       TANGIBLE NET WORTH:                                  $__________________

12.   REPRESENTATIONS, WARRANTIES AND COVENANTS

      The Company is in compliance with all covenants contained in the credit agreement with Royal Bank Asset Based Finance, a division of Royal Bank of Canada and all other documents and agreements contemplated therein and all representations and warranties contained therein are true and correct as of the date hereof.

13.   DEFAULT

      No event or circumstance has occurred which constitutes, or which, with notice or lapse of time or both, would constitute a default under the credit agreement with Royal Bank Asset Based Finance, a division of Royal Bank of Canada or any other document or agreement contemplated therein.

DATED this _________________day of _____________, __________________

                       _________________________________________________________
                       [INSERT NAME AND POSITION OF AUTHORIZED OFFICE, BORROWER]

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

This is Schedule "F" to the Agreement between the Borrower and the Bank.

                              INTELLECTUAL PROPERTY

       TRADE           NAME            "WILLOW           CREEK"

                                       1